Cardlytics Appoints Pandora Chief Marketing Officer to Board of Directors

ATLANTA, GA - Apr. 9, 2019 - Cardlytics (NASDAQ: CDLX), a purchase intelligence platform that helps make marketing more relevant and measurable, today announced the appointment of Pandora’s Chief Marketing Officer, Aimée Lapic, to its Board of Directors.
Recognized by Forbes as one of “The World’s Most Influential CMOs” last year, Lapic is a long-time marketing industry veteran who has helped major brands drive revenue through innovative digital media strategies. Currently, as Pandora’s Chief Marketing Officer, Lapic oversees the consumer brand strategy, market positioning, and public relations and marketing communications for the Pandora brand, which is a subsidiary of Sirius XM Holdings Inc.
Prior to joining Pandora, Lapic served as the Senior Vice President/Global Chief Marketing Officer for Banana Republic, as well as the General Manager of BananaRepublic.com, where she was responsible for global P&L accountability for ecommerce and oversaw the creative and marketing teams across the $2.8 billion business. Previously, Lapic held numerous positions across Gap, Inc., including Senior Vice President and General Manager of Gap Outlet International, where she drove 20 consecutive quarters of growth. Lapic currently serves as a Marketing Advisory Board member of Ridge Ventures. She holds a B.A. in English Literature from Princeton University and an M.B.A. from Harvard Business School.
“For two decades, Aimée has been helping world-class organizations develop and execute successful brand marketing campaigns across multiple channels,” said Scott Grimes, CEO and co-founder of Cardlytics. “Her perspective will be invaluable to Cardlytics as we continue to expand our product offering and global presence to create value for our marketing clients, bank partners, and shareholders.”
About Cardlytics
Cardlytics (NASDAQ: CDLX) uses purchase intelligence to make marketing more relevant and measurable. We partner with financial institutions to run their banking rewards programs that promote customer loyalty and deepen banking relationships. In turn, we have a secure view into where and when consumers are spending their money. We use these insights to help marketers identify, reach and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in London, New York, San Francisco, and Visakhapatnam. Learn more at www.cardlytics.com.
Media Contact: Alex Wittner - (646) 277-1218; CardlyticsPR@icrinc.com